Filed Pursuant to Rule 424(b)2
Registration No. 333-184586

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 25, 2012)

Texas Capital Bancshares, Inc.

6,000,000 Shares 6.50% Non-Cumulative Perpetual Preferred Stock, Series A

We are offering 6,000,000 shares of our 6.50% non-cumulative perpetual preferred stock, Series A, par value $.01, with a liquidation preference of $25 per share (the “Preferred Stock”).

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of the board and to the extent that we have lawfully available funds to pay dividends. If declared, dividends will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, at a rate of 6.50% per annum, quarterly, in arrears, on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2013, from and including the date of original issuance. The first dividend payment, if declared, will be made on June 15, 2013, in the expected amount of $0.34757 per share of the Preferred Stock, which reflects the time period from the expected date of original issuance to but excluding June 15, 2013.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

We may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after June 15, 2018, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case, at a redemption price of $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Under current regulatory rules and regulations, we would need regulatory approval to redeem the Preferred Stock.

We have applied to list the Preferred Stock on Nasdaq Global Select Market (“Nasdaq”) under the symbol “TCBIP”. If the application is approved, trading of the Preferred Stock on Nasdaq is expected to commence within 30 days after the original issuance date of the Preferred Stock. Our common stock is listed on Nasdaq under the symbol “TCBI”.

The shares of Preferred Stock will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, will not be insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality and are subject to investment risks.

Investing in the Preferred Stock involves risks. See “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference, as well as the additional risk factors included in this prospectus supplement beginning on page S-8 and on page 3 of the accompanying prospectus, to read about factors you should consider before buying the Preferred Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$25.0000	$150,000,000
Underwriting discount and commissions	$0.7875	$4,725,000
Proceeds, before offering expenses, to us	$24.2125	$145,275,000

(1)	Plus accrued dividends, if any, from the date of original issuance, which we expect to be March 28, 2013.

The underwriters are offering the Preferred Stock as set forth in the “Underwriting” section herein. The underwriters expect to deliver the Preferred Stock in book-entry form only through the facilities of The Depository Trust Company (the “DTC”) for the accounts of its participants, including Clearstream Banking, a société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear system, against payment in New York, New York on or about March 28, 2013.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan

Co-Manager

Deutsche Bank

Prospectus Supplement dated March 21, 2013.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any shares of our Preferred Stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “TCBI”, the “Company”, “we”, “our”, “ours”, and “us” refer to Texas Capital Bancshares, Inc., which is a financial holding company headquartered in Dallas, Texas, and its subsidiaries on a consolidated basis. References to “Texas Capital Bank” or “Bank” refer to Texas Capital Bank, National Association, which is our principal banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Texas Capital Bancshares, Inc., that file electronically with the SEC. The address of that site is http://www.sec.gov. Texas Capital Bancshares, Inc.’s Internet address is http://www.texascapitalbank.com. The information on, or that can be accessible through, these web sites is not a part of this document.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2012.

Unless stated otherwise in the applicable report, information that is furnished rather than filed with the SEC is not incorporated herein by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Texas Capital Bancshares, Inc.

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attention: Myrna Vance

Other than any documents expressly incorporated by reference, the information on our website and any other website, including the SEC’s website, that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain statements that are considered “forward looking statements” within the meaning of United States federal securities laws. In addition, TCBI and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectation’s and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about TCBI’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to TCBI and its subsidiaries, including Texas Capital Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus supplement or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. TCBI undertakes no obligation to revise the forward-looking statements contained in this prospectus supplement to reflect events after the date of this prospectus supplement. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate TCBI.

S-iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Preferred Stock.

The Company

Texas Capital Bancshares, Inc., a financial holding company, is the parent of Texas Capital Bank, National Association, a national bank headquartered in Dallas, with banking offices in Dallas, Houston, Fort Worth, Austin and San Antonio, the state’s five largest metropolitan areas. TCBI offers a variety of banking products and services to our customers. We have focused on organic growth of Texas Capital Bank and on quality loan and deposit relationships. We are primarily a secured lender, and, as a result, we have experienced a low percentage of charge-offs relative to both total loans and non-performing loans since inception. Our loan portfolio is diversified by industry, collateral and geography in Texas.

As of December 31, 2012, we had total assets of approximately $10.5 billion, total stockholders’ equity of approximately $836.2 million, loans held for investment of approximately $6.8 billion, total loans of approximately $10.0 billion, demand deposits of approximately $2.5 billion and total deposits of approximately $7.4 billion. For the year ended December 31, 2012, net income available to common shareholders from continuing operations was $120.7 million, and fully-diluted income from continuing operations per share was $3.01.

Business Strategy

Drawing on the business and community ties of our management and their banking experience, our strategy is to continue building an independent bank that focuses primarily on middle market business customers and successful professionals and entrepreneurs in each of the five major metropolitan markets of Texas. To achieve this, we seek to implement the following strategies:

•	Targeting middle market business and successful professionals and entrepreneurs;

•	Growing our loan and deposit base in our existing markets by hiring additional experienced Texas bankers;

•	Continuing our emphasis on credit policy to maintain credit quality consistent with long-term objectives;

•	Leveraging our existing infrastructure to support a larger volume of business;

•	Maintaining stringent internal approval processes for capital and operating expenses;

•	Continuing our extensive use of outsourcing to provide cost-effective operational support with service levels consistent with large-bank operations; and

•	Extending our reach within our target markets of Austin, Dallas, Fort Worth, Houston and San Antonio through service innovation and service excellence.

Our principal executive offices are located at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201 and our telephone number is (214) 932-6600. Our Internet address is http://www.texascapitalbank.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement.

Risk Factors

An investment in our Preferred Stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-8 of this prospectus supplement, in the “Risk Factors” section of the accompanying prospectus, and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Summary Selected Financial Data

This summary selected financial data is derived from our audited consolidated financial statements and notes thereto.

	At or For the Year Ended December 31
	2012	2011	2010	2009	2008
	(In thousands, except per share, average share and percentage data)
Consolidated Operating Data(1)
Interest income	$398,457	$321,600	$279,810	$243,153	$248,930
Interest expense	21,578	18,663	38,136	46,462	97,193

Net interest income	376,879	302,937	241,674	196,691	151,737
Provision for credit losses	11,500	28,500	53,500	43,500	26,750

Net interest income after provision for credit losses	365,379	274,437	188,174	153,191	124,987
Non-interest income	43,040	32,232	32,263	29,260	22,470
Non-interest expense	219,844	188,201	163,488	145,542	109,651

Income from continuing operations before income taxes	188,575	118,468	56,949	36,909	37,806
Income tax expense	67,866	42,366	19,626	12,522	12,924

Income from continuing operations	120,709	76,102	37,323	24,387	24,882
Loss from discontinued operations (after-tax)	(37)	(126)	(136)	(235)	(616)

Net income	120,672	75,976	37,187	24,152	24,266
Preferred stock dividends	—	—	—	5,383	—

Net income available to common shareholders	$120,672	$75,976	$37,187	$18,769	$24,266

Consolidated Balance Sheet Data(1)
Total assets (3)	$10,540,542	$8,137,225	$6,445,679	$5,698,318	$5,141,034
Loans held for investment	6,785,535	5,572,371	4,711,330	4,457,293	4,027,871
Loans held for sale	3,175,272	2,080,081	1,194,209	693,504	496,351
Loans held for sale from discontinued operations	302	393	490	586	648
Securities available-for-sale	100,195	143,710	185,424	266,128	378,752
Demand deposits	2,535,375	1,751,944	1,451,307	899,492	587,161
Total deposits	7,440,804	5,556,257	5,455,401	4,120,725	3,333,187
Federal funds purchased	273,179	412,249	283,781	580,519	350,155
Other borrowings	1,673,982	1,355,867	14,106	376,510	930,452
Subordinated notes	111,000	—	—	—	—
Trust preferred subordinated debentures	113,406	113,406	113,406	113,406	113,406
Stockholders’ equity	836,242	616,331	528,319	481,360	387,073

	At or For the Year Ended December 31
	2012	2011	2010	2009	2008
	(In thousands, except per share, average share and percentage data)
Other Financial Data
Income per share
Basic
Income from continuing operations	$3.09	$2.04	$1.02	$0.56	$0.89
Net income	3.09	2.03	1.02	0.55	0.87
Diluted
Income from continuing operations	$3.01	$1.99	$1.00	$0.56	$0.89
Net income	3.00	1.98	1.00	0.55	0.87
Tangible book value per share(4)	19.96	15.69	13.89	12.96	12.19
Book value per share(4)	20.45	16.24	14.15	13.23	12.44
Weighted average shares
Basic	39,046,340	37,334,743	36,627,329	34,113,285	27,952,973
Diluted	40,165,847	38,333,077	37,346,028	34,410,454	28,048,463

	At or For the Year Ended December 31
	2012	2011	2010	2009	2008
	(In thousands, except per share, average share and percentage data)
Selected Financial Ratios
Performance Ratios
From continuing operations:
Net interest margin	4.41%	4.68%	4.28%	3.89%	3.54%
Return on average assets	1.35%	1.12%	0.63%	0.46%	0.55%
Return on average equity	16.93%	13.39%	7.23%	5.15%	7.46%
Efficiency ratio	52.35%	56.15%	59.68%	64.41%	62.94%
Non-interest expense to average earning assets	2.57%	2.90%	2.88%	2.87%	2.54%
From consolidated:
Net interest margin	4.41%	4.68%	4.28%	3.89%	3.54%
Return on average assets	1.35%	1.11%	0.62%	0.45%	0.54%
Return on average equity	16.92%	13.37%	7.21%	5.10%	7.28%
Asset Quality Ratios
Net charge-offs (recoveries) to average loans(2)	0.10%	0.58%	1.14%	0.46%	0.35%
Reserve for loan losses to loans held for investment(2)	1.10%	1.26%	1.52%	1.52%	1.13%
Reserve for loan losses to non-accrual loans(2)	1.3x	1.3x	.6x	.7x	1.0x
Non-accrual loans to loans(2)	0.82%	0.98%	2.38%	2.15%	1.18%
Total NPAs to loans plus OREO(2)	1.06%	1.58%	3.25%	2.74%	1.81%
Capital and Liquidity Ratios(5)
Total capital ratio	12.12%	10.56%	11.83%	11.98%	10.92%
Tier 1 capital ratio	10.06%	9.57%	10.58%	10.73%	9.97%
Tier 1 leverage ratio	9.41%	8.78%	9.36%	10.54%	10.21%
Average equity/average assets	7.95%	8.33%	8.67%	8.91%	7.38%
Tangible common equity/total tangible assets(4)	7.73%	7.29%	7.98%	8.18%	7.36%
Average net loans/average deposits	129.97%	115.68%	105.50%	128.43%	120.03%

(1)	The consolidated statement of operating data and consolidated balance sheet data presented above for the five most recent fiscal years ended December 31, have been derived from our audited consolidated financial statements. The historical results are not necessarily indicative of the results to be expected in any future period.
(2)	Excludes loans held for sale.
(3)	From continuing operations.
(4)	Excludes unrealized gains/losses on securities.
(5)	See “Regulatory Matters”

Summary of the Offering

The following summary contains basic information about the Preferred Stock offered hereby and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Preferred Stock, you should read the section of this prospectus supplement entitled “Description of the Preferred Stock” beginning on page S-15.

Securities offered	6,000,000 shares of our 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, par value $.01, with a liquidation preference of $25 per share.

Further issuances	We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series with the Preferred Stock offered by this prospectus supplement.

Dividends	Dividends on the Preferred Stock will be payable quarterly in arrears on the dividend payment dates specified below, when, as and if declared by our board of directors or a duly authorized committee of the board and to the extent that we have lawfully available funds to pay dividends, from and including the date of original issuance, at a rate of 6.50% per annum.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accumulate or be payable and will cease to accrue, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will begin on and include the original issuance date of the Preferred Stock.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Dividend payment dates	Dividends on the Preferred Stock will be payable on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2013 (each, a “dividend payment date”) when, as and if declared by our board of directors or a duly authorized committee of the board.

In the event any dividend payment date is not a business day (as defined below under “Description of the Preferred Stock— Dividends”), the appropriate dividend will be paid on the first business day following that day without adjustment.

No maturity	The Preferred Stock will be perpetual and will have no maturity date.

Redemption	We may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after June 15, 2018 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case, at a redemption price equal to $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

The holders of the Preferred Stock will not have the right to require redemption.

Liquidation rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $25 per share, plus any declared and unpaid dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to the distribution of assets. If we fail to pay in full all amounts payable, including declared but unpaid dividends, with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock with respect to the distribution of assets, the holders of the Preferred Stock and that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting rights	Holders of Preferred Stock will not have voting rights, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law.

Ranking	The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up:

•

senior to our common stock and any other class or series we may issue in the future ranking junior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up;

•

equally with any series of preferred stock we may issue in the future ranking equal to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up; and

•

junior to any series of preferred stock we may issue in the future ranking senior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up, and to all of our existing and future debt obligations.

Preemptive and conversion rights	Holders of the Preferred Stock will not have any preemptive or conversion rights.

Listing	We have applied to list the Preferred Stock on Nasdaq under the symbol “TCBIP”. If the application is approved, trading of the Preferred Stock on Nasdaq is expected to commence within 30 days after the original issuance date of the Preferred Stock.

Tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the Preferred Stock are described in “Material U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $145.1 million, after deducting underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes.

Transfer agent, paying agent and registrar	Computershare Investor Services, LLC

RISK FACTORS

An investment in the Preferred Stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Preferred Stock

The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Preferred Stock will be equity interests in the Company and will not constitute indebtedness. This means that the Preferred Stock will rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including claims in the event of our liquidation. As of December 31, 2012, the Company’s total indebtedness was approximately $2.2 billion, and the Company may incur additional indebtedness in the future. the Company’s existing and future indebtedness may restrict payment of dividends on the Preferred Stock. Further, the Preferred Stock will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Preferred Stock will have limited voting rights.”

Our results of operations and our ability to fund dividend payments on the Preferred Stock and all payments on our other obligations depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through Texas Capital Bank, our sole insured depository institution subsidiary. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from Texas Capital Bank.

Various federal and/or state laws and regulations limit the amount of dividends that Texas Capital Bank may pay to the Company. Under the foregoing dividend restrictions, and while maintaining its “well-capitalized” status, at December 31, 2012, Texas Capital Bank could pay aggregate dividends of up to $30.9 million to the Company without obtaining prior regulatory approval. This amount is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In the event Texas Capital Bank is unable to pay dividends to the Company, the Company may not be able to service debt, pay obligations or pay dividends on the Preferred Stock and the Company’s common stock. The inability to receive dividends from Texas Capital Bank could have a material adverse effect on the Company’s business, financial condition and results of operations.

In addition, our right to participate in any distribution of assets of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of depositors and other creditors of our subsidiaries, except to the extent that any of our claims as a creditor of our subsidiaries may be recognized. As a result, the Preferred Stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

As of December 31, 2012, Texas Capital Bank’s total deposits and borrowings were approximately $7.4 billion and $2.2 billion, respectively.

Our ability to declare and pay dividends is subject to statutory and regulatory restrictions.

We are subject to statutory and regulatory limitations on our ability to declare and pay dividends on the Preferred Stock. In particular, while the impact of many of its provisions are not yet known, the Dodd-Frank

Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to banks and bank holding companies, and especially those institutions with consolidated assets equal to or greater than $10 billion. In June 2012, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency (“OCC”) issued three proposed rules (the “Proposed Rules”) that, if adopted, would substantially revise its current capital rules and implement the Basel Committee on Banking Supervision’s December 2010 regulatory capital reforms, known as Basel III. The Proposed Rules set forth the proposed criteria for qualifying additional Tier 1 capital instruments consistent with Basel III, including the requirement that any dividends on such instruments only be paid out of the banking organization’s net income and retained earnings. Such provisions could adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends on shares of the Preferred Stock.

In addition, we and Texas Capital Bank are subject to other regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve has stated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

These limitations are in addition to state law requirements restricting the payment of dividends that would cause us to be insolvent or not to satisfy certain requirements that we maintain adequate surplus.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

We may in the future create and issue additional shares of preferred stock ranking senior to the Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of the Preferred Stock and other parity stock entitled to vote thereon. The terms of any of our future preferred stock, which by its terms is, expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. This could result in dividends on the Preferred Stock not being paid.

Dividends on the Preferred Stock will be discretionary and non-cumulative.

Dividends on the Preferred Stock will be discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock will not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

In addition, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends will be payable only if declared by our board of directors or a duly authorized committee of the board and (2) dividends will not accumulate if they are not declared. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Preferred Stock at any time, either in whole or in part, on any dividend payment date on or after June 15, 2018. We may also redeem the Preferred Stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event”, such as a proposed change in law or regulation after the initial issuance date with respect to whether the Preferred Stock qualifies as a Tier 1 capital instrument. It is possible that the Preferred Stock may not satisfy the criteria for qualifying additional Tier 1 capital instruments consistent with Basel III as set forth in any final rules adopted by the Federal Reserve. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises and replaces its current capital rules with final risk-based and leverage capital requirements implementing Basel III, there could be a regulatory capital treatment event whereby we would have the right, subject to prior approval of the Federal Reserve, to redeem the Preferred Stock in accordance with its terms prior to June 15, 2018 at a redemption price equal to $25 per share plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date.

If we redeem the Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Preferred Stock—Redemption” for more information on redemption of the Preferred Stock.

Holders should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after June 15, 2018 or in whole, but not in part, at any time within 90 days of the occurrence of a regulatory capital treatment event as described herein. It is possible that the Preferred Stock may not satisfy the criteria for qualifying additional Tier 1 capital instruments consistent with Basel III as set forth in any final rules adopted by the Federal Reserve. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises and replaces its current capital rules, there could be a regulatory capital treatment event whereby we would have the right, subject to prior approval of the Federal Reserve, to redeem the Preferred Stock in accordance with its terms prior to June 15, 2018 at a redemption price equal to $25 per share plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock will also be subject to limitations. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock will be subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time. These limitations are in addition to state law requirements that we not affect any redemption that would cause us to be insolvent or not to satisfy certain requirements that we maintain adequate surplus.

If we are deferring payments on our outstanding junior debentures and subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior debentures and subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior debentures and subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior debentures and subordinated notes.

Offerings of debt, which would be senior to our Preferred Stock upon liquidation, may adversely affect the market price of our Preferred Stock.

We may attempt to increase our capital resources or, if our or Texas Capital Bank’s regulatory capital ratios fall below the required minimums, we or Texas Capital Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock. This may cause the market price of the Preferred Stock to decline.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have voting rights only with respect to authorizing or increasing the authorization of senior stock, certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of the Preferred Stock—Voting Rights.”

You may find it difficult to sell your Preferred Stock.

The Preferred Stock will have no established trading market. We have applied to list the Preferred Stock on Nasdaq under the symbol “TCBIP”. However, there is no guarantee that we will be able to list the Preferred Stock. If approved, we expect trading of the Preferred Stock on Nasdaq to begin within 30 days after the original issuance date. Even if the Preferred Stock is listed, there may be little or no secondary market for the Preferred Stock. Even if a secondary market for the Preferred Stock develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial.

General market conditions and unpredictable factors could adversely affect market prices for the Preferred Stock.

Future trading prices of the Preferred Stock will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Stock;

•	prevailing interest rates;

•	economic, financial, geopolitical, legislative, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the Preferred Stock may trade at a discount to the price per share paid for such shares even if a secondary market for the Preferred Stock develops.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods shown below. The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by the aggregate of fixed charges. For purposes of computing these ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits. We paid dividends on preferred stock only during 2009. In the other periods presented below our ratio of earnings to combined fixed charges and preference dividends for those periods is identical to the ratio of earnings to fixed charges. On January 16, 2009, we completed the issuance of $75 million of perpetual preferred stock and related warrants to the U.S. Department of the Treasury under its voluntary Capital Purchase Program. We repurchased the preferred stock in May 2009. The $3.9 million accelerated deemed dividend in connection with the repurchase, combined with the preferred dividend of $523,000 for the second quarter of 2009 and the preferred dividend of $930,000 paid in the first quarter of 2009, resulted in a total dividend and reduction of earnings available to common stockholders of $5.4 million for the year ended December 31, 2009.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges
Including interest on deposits	8.67x	6.56x	2.41x	1.68x	1.68x
Excluding interest on deposits	18.25x	19.59x	8.98x	3.26x	2.45x

USE OF PROCEEDS

We expect net proceeds from this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, will be approximately $145.1 million. We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012, on an actual basis and as adjusted to give effect to the net proceeds from the issuance and sale of 6,000,000 shares of Preferred Stock offered hereby, after deduction of underwriting discount and commissions and estimated offering expenses payable by us, and the application of net proceeds from this offering.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	($ in thousands)
	(unaudited only for “As Adjusted” Amounts)
	Actual	As Adjusted
Cash and cash equivalents	$206,348	$351,452

Debt:
Short-term debt	1,947,115	1,947,115
Subordinated notes due 2042	111,000	111,000
Junior subordinated debentures	113,406	113,406
Other long-term debt	46	46

Total debt	2,171,567	2,171,567

Stockholders’ equity:
Preferred stock:
Authorized shares-10,000,000; no shares issued and outstanding on an actual basis; 6,000,000 million shares of Series A Preferred Stock, $25 liquidation value issued and outstanding on an adjusted basis	—	145,104
Common stock, $.01 par value:
Authorized shares-100,000,000; Issued shares-40,727,996(1)	407	407
Additional paid in capital	450,116	450,116
Retained earnings	382,455	382,455
Treasury stock (shares at cost: 417)	(8)	(8)
Accumulated other comprehensive income, net of taxes	3,272	3,272

Total stockholders’ equity	836,242	981,346

Total capitalization	3,007,809	3,152,913

(1)	Does not reflect outstanding options to purchase 174,062 shares of common stock, 640,220 outstanding stock appreciation rights, 411,919 outstanding restricted stock units and outstanding warrants to purchase 758,086 shares of common stock, in each case as of December 31, 2012.

REGULATORY MATTERS

The Company is a legal entity separate and distinct from Texas Capital Bank and its other subsidiaries. As a bank holding company that has elected to be treated as a financial holding company, the Company is regulated under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is subject to regulation and supervision by the Federal Reserve. The BHC Act provides generally for “umbrella” regulation of financial holding companies, such as us, by the Federal Reserve, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are required by the Dodd-Frank Act to act as a source of strength for Texas Capital Bank, which is supervised and regulated by the OCC, and for any other depository institution subsidiary of ours in the future.

There are numerous governmental requirements and regulations that affect our business activities. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to the Company, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement, and any subsequent reports we file with the SEC that are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and not for the protection of security holders, such as holders of the Preferred Stock. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC and the OCC, among other factors. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business.

As disclosed in our Annual Report on Form 10-K, the OCC is considering whether the assets generated by our mortgage warehouse business and classified as “loans held for sale” should be subject to the risk weight for mortgage loans (50% or 20% for loans guaranteed by the U.S. Government) or 100%. If a 100% risk weight had been effective during the fourth quarter of 2012 as a result of a change in requirements by the OCC, to maintain the “well capitalized” status for the Bank, we could have chosen to provide parent resources to support the Bank, alter practices to effect a return to the currently applied risk weight, manage loan balances outstanding through reduction in financing activity or sell participations in loans. If those actions had not been successful, we would have had to add approximately $190 million of capital to the Bank to support the $3.2 billion loans held for sale at December 31, 2012. At December 31, 2012, our parent company had $142 million in cash and an unused loan facility of $50 million.

Based on the reduced balance of mortgage warehouse loans in the first quarter of 2013 and expected retained earnings during the quarter, the impact on total risk based capital from a change in the risk weight to 100% would be reduced from year-end 2012. We expect to be in a position to provide any appropriate or necessary support to the Bank, without giving consideration to any increase in capital from this offering. See “Item 1A. Risk Factors—Risk Factors Associated With Our Business—Our growth plans are dependent on the availability of capital and funding” and note 1 to financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

DESCRIPTION OF THE PREFERRED STOCK

This summary contains a description of the material terms of the Preferred Stock, and it is qualified in its entirety by reference to the pertinent sections of our restated certificate of formation, including the certificate of designations creating the Preferred Stock, and the applicable provisions of the Delaware General Corporation Law and federal law governing bank holding companies.

General

Our restated certificate of formation authorizes us to issue 10,000,000 shares of preferred stock in one or more series and authorizes our board of directors or a duly authorized committee of the board to fix the number of shares and determine the rights, preferences, privileges and restrictions of any such series of preferred stock. As of the date of this prospectus supplement, we have no issued and outstanding series of preferred stock.

The Preferred Stock represents a single series of our authorized preferred stock. We are offering 6,000,000 shares of the Preferred Stock in the aggregate by this prospectus supplement. Upon issuance of the Preferred Stock and receipt of payment therefor, the shares of the Preferred Stock will be validly issued, fully paid and nonassessable.

We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Preferred Stock; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series with the Preferred Stock offered by this prospectus supplement.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase. The Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Ranking

The Preferred Stock will rank, as to the payment of dividends and/or distribution of assets upon our liquidation, dissolution, or winding-up:

•

senior to our common stock and any other class or series of shares we may issue in the future ranking junior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up;

•

equally with any series of preferred stock we may issue in the future ranking equal to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up; and

•

junior to any series of preferred stock we may issue in the future ranking senior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up, and to all of our existing and future debt obligations.

Dividends

Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board out of funds legally available therefor, non-cumulative cash

dividends on the liquidation preference amount of $25 per share from and including the date of original issuance, at a rate of     % per annum. Dividends on the Preferred Stock will be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2013, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. Dividends will be payable to holders of record at 5:00 p.m., New York City time, on the 15th calendar day before such dividend payment date or such other record date not more than 60 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board of directors or a duly authorized committee of the board in advance of payment of each particular dividend.

A dividend period for the Preferred Stock is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period of the Preferred Stock issued as part of this offering will commence on and include the date we first issue shares of Preferred Stock. The dividend payable per share of Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If a dividend payment date is not a business day, the appropriate dividend will be paid on the first business day following that day without adjustment. A “business day” means each weekday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

Dividends on the Preferred Stock will not be cumulative. If dividends are not declared on the Preferred Stock for payment on any dividend payment date, those dividends will not accumulate or be payable and will cease to accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of the board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Dividends on any shares of Preferred Stock called for redemption will cease to accrue on the redemption date for such shares or upon such earlier date as is specified below under “—Redemption—Procedures.”

During any dividend period, so long as any share of Preferred Stock remains outstanding and except as otherwise provided in the next succeeding paragraph, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (as defined below) (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of Dividend Junior Stock or Dividend Parity Stock (as defined below) shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed quarterly dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of the Preferred Stock have been complied with. As used in this prospectus supplement, “Dividend Junior Stock” refers to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of current dividends. As used in this prospectus supplement, “Dividend Parity Stock” means any other class or series of our capital stock that ranks on parity with the Preferred Stock in the payment of current dividends.

The limitations on dividends and other distributions described in the paragraph above shall not apply to:

•	redemptions, purchases or other acquisitions of shares of Dividend Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business;

•	any dividends or distributions of rights or Dividend Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•

the acquisition by us or any of our subsidiaries of record ownership in Dividend Junior Stock or Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•

the exchange or conversion of (i) Dividend Junior Stock for or into other Dividend Junior Stock or (ii) Dividend Parity Stock for or into other Dividend Parity Stock (with the same or lesser aggregate liquidation preference) or Dividend Junior Stock, and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid in full upon the shares of Preferred Stock and any Dividend Parity Stock, all dividends declared upon shares of the Preferred Stock and all Dividend Parity Stock shall be shared ratably by the holders of Preferred Stock and any Dividend Parity Stock, based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends and any accumulated and unpaid dividends due on such series of preferred stock.

To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one dividend period with respect to the Preferred Stock, for purposes of the preceding three paragraphs the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Preferred Stock or in any other manner that it deems to be fair and equitable.

Subject to the restrictions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Redemption

The Preferred Stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of Preferred Stock will not have the right to require the redemption or repurchase of the Preferred Stock.

Optional Redemption

We may redeem shares of the Preferred Stock on any dividend payment date on or after June 15, 2018, in whole or in part, from time to time, at a redemption price equal to $25 per share, plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital or other guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at our option at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a price equal to $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital or other guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock.

A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws, regulations or guidelines of the United States or any political subdivision of the United States, or any agency or instrumentality thereof that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed change in those laws, regulations or guidelines that is announced or becomes effective after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, regulations or guidelines that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $25 per share of the Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor “appropriate federal banking agency” within the meaning of Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Procedures

If we redeem shares of the Preferred Stock, we will provide notice by first class mail (or, if the Preferred Stock is issued or held in book-entry form through DTC or another facility, in accordance with the procedures of such facility) to the holders of record of the shares of Preferred Stock to be redeemed. Such notice will be provided not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price.

In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as our board of directors or a duly authorized committee of the board may determine to be fair and equitable. Subject to the provisions hereof, our board of directors or a duly authorized committee of the board shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice we have set aside all funds necessary for the redemption, in trust with a bank or trust company appointed and acting as our transfer agent, for the pro rata benefit of the holders of record of the shares called for redemption then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall cease and terminate on such redemption date, except the right of the holders thereof to receive the amount payable on such redemption from the funds set aside in trust, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption may look only to the Company for payment of the redemption price of such shares.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $25 per share, together with an amount equal to all dividends (if any) that have been declared on the Preferred Stock but not paid prior to such date of payment, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to the distribution of assets. If we fail to pay in full all amounts payable, including declared but unpaid dividends, with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock with respect to the distribution of assets, the holders of the Preferred Stock and that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights

The Preferred Stock will have no voting rights, except as provided below or as otherwise specifically required by Delaware law. On any matter in which holders of Preferred Stock are entitled to vote, including when acting by written consent, each holder of Preferred Stock will have one vote per share, except as to votes upon a Nonpayment Event (as defined below) in which case the Preferred Stock will have voting rights in proportion to its liquidation preference.

Right to Elect Two Directors upon a Nonpayment Event

Whenever dividends payable on the shares of Preferred Stock (whether or not declared) have not been paid in an aggregate amount equal to full dividends for six or more quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (“Voting Parity Stock”), voting together as a class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two directors, which we refer to as “Preferred Stock Directors”, to fill such newly created directorships. Our board of directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

In the event that the holders of Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 10% of the combined liquidation preference of all shares of Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our certificate of formation or bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Preferred Stock may call such a meeting at our expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Preferred Stock and Voting Parity Stock, representing at least a majority of the combined liquidation preference of the Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will be entitled to one vote per director on any matter that shall come before our board of directors for a vote.

When dividends have been paid in full on the Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of the holders of Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate; the number of directors constituting our board of directors will automatically be reduced accordingly.

Under regulations and interpretations adopted by the Federal Reserve and its staff, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities, and a company holding 25% or more of the series, or a lesser percentage if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company), either individually or acting through or in concert with others, will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary for effecting or validating:

•

any amendment, alteration or repeal of any provision of our certificate of formation (including the certificate of designations creating the Preferred Stock), or bylaws that would significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock (provided that any amendment to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up or (y) any securities (other than our capital stock) convertible into any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up shall not be deemed to significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock);

•

any amendment or alteration of our certificate of formation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up; or

•

any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of the Company with or into another corporation or other entity, unless (x) the shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving corporation, are converted into or exchanged for preference securities of the surviving corporation or other entity or of an entity controlling such surviving corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (y) the shares of Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock.

The foregoing provisions will not apply if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive rights. The Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Listing

We have applied to list the Preferred Stock on Nasdaq under the symbol “TCBIP”. If the application is approved, trading of the Preferred Stock on Nasdaq is expected to commence within 30 days after the original issuance date of the Preferred Stock.

Transfer Agent, Paying Agent and Registrar

Computershare Investor Services, LLC will be the transfer agent, paying agent and registrar for the Preferred Stock.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the Preferred Stock under a book-entry system in the form of one or more global securities. We will register the Preferred Stock in the name of Cede & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with DTC.

Following the issuance of the Preferred Stock in book-entry only form, DTC will credit the accounts of its participants with the Preferred Stock upon our instructions. DTC or its nominee will thus be the only registered holder of the global securities representing the Preferred Stock.

Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the Preferred Stock, it will credit, on its book-entry registration and transfer system, the Preferred Stock evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in the global securities to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the Preferred Stock that are registered in the name of or held by DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as registered holder of the global securities.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to global securities such as those that will represent the Preferred Stock, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global securities held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us nor any agent of us. Neither we nor any agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the global securities, and we and any such agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor any agent of us will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock. The summary is limited to taxpayers who will hold the Preferred Stock as “capital assets” and who purchase the Preferred Stock in the initial offering at the initial offering price. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Preferred Stock as part of a wash-sale for tax purposes;

•	a person that owns Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	a United State expatriate; or

•	a person liable for alternative minimum tax.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds the Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Stock should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the Preferred Stock.

Please consult your own tax advisor concerning the consequences of purchasing, owning and disposing of the Preferred Stock in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a share of Preferred Stock and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation (or any other entity treated as a domestic corporation for United States federal income tax purposes);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury Department regulations to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Distributions on Preferred Stock

In general. Distributions with respect to our Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Stock and thereafter as capital gain from the sale or exchange of such Preferred Stock. If you are a corporation, dividends received by you will be eligible for a dividends-received deduction generally equal to 70% of the amount of the distribution if you meet certain holding period and other applicable requirements. If you are a non-corporate United States holder, dividends on the Preferred Stock will generally constitute qualified dividend income that will be taxable to you at the preferential rates applicable to long-term capital gains provided that you meet certain holding period and other applicable requirements. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate in light of your particular circumstances.

Extraordinary Dividends. Dividends that exceed certain thresholds in relation to your tax basis in the Preferred Stock could be characterized as an “extraordinary dividend” under the Internal Revenue Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such stock, the excess is treated as taxable gain. If you are a non-corporate United States holder and you receive an extraordinary dividend that constitutes qualified dividend income (as discussed above), you will generally be required to treat any losses on the sale of our Preferred Stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the special rates. The deductibility of capital losses is subject to limitations.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of your Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Preferred Stock. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of Preferred Stock

If we redeem your Preferred Stock, it generally would be a taxable event. You would be treated as if you had sold your Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account under certain circumstances.

If we redeem your Preferred Stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed and remaining Preferred Stock.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this Medicare tax to your income and gains in respect of your investment in the Preferred Stock.

United States Alien Holders

This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Stock by a United States alien holder. You are a United States alien holder if you are a beneficial owner of a share of Preferred Stock and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from Preferred Stock.

Distributions on Preferred Stock

Except as described below, if you are a United States alien holder of Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have properly furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have properly furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Preferred Stock

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met.

If you are a United States alien holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates. If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual United States alien holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under the Hiring Incentives to Restore Employment Act of 2010, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include United States-source dividends and the gross proceeds from the sale or other disposition of stock that can produce United States-source dividends. You could be affected by this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold Preferred Stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). Under final regulations released by the United States Treasury Department on January 17, 2013, withholding would not apply to payments of dividends before January 1, 2014, and to payments of gross proceeds from a sale or other disposition of Preferred Stock before January 1, 2017.

Backup Withholding and Information Reporting

In general, if you are a non-corporate United States holder, dividend payments, or other taxable distributions, made on your Preferred Stock, as well as the payment of the proceeds from the sale or redemption of your Preferred Stock that are made within the United States, will be subject to information reporting requirements. Additionally, backup withholding will generally apply to such payments if you are a non-corporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your United States federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

If you are a United States alien holder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of Preferred Stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

•

other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with United States Treasury Department regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

Payment of the proceeds from the sale of Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Preferred Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in United States Treasury Department regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Preferred Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•

one or more of its partners are “U.S. persons”, as defined in United States Treasury Department regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Preferred Stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

You generally may obtain a refund of any amounts withheld under the United States backup withholding rules that exceed your income tax liability by timely filing a refund claim with the United States Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons and penalties and liabilities under ERISA and the Internal Revenue Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the securities offered hereby by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered hereby are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the securities offered hereby. These exemptions include, without limitation, PTCE 84-14 (for certain transactions authorized by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of securities offered hereby nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

A fiduciary of any such Plan, Plan Asset Entity, or Non-ERISA Arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or a violation under any applicable Similar Laws.

Because of the foregoing, the securities offered hereby should not be acquired by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the securities offered hereby or any interest therein will be deemed to have represented by its acquisition of the securities offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition of the securities offered hereby will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of the securities issued hereby have exclusive responsibility for ensuring that their purchase of securities offered hereby do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any applicable Similar Laws. The sale of any securities offered hereby to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are the joint book-running managers of this offering. Subject to the terms and conditions of the underwriting agreement between us and the representatives on behalf of the several underwriters, we have agreed to issue and sell 6,000,000 shares of our Preferred Stock, and the underwriters through their representatives have severally, but not jointly, agreed to purchase from us the number of shares of Preferred Stock listed opposite their names below.

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	2,376,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,376,000
J.P. Morgan Securities LLC	1,188,000
Deutsche Bank Securities Inc.	60,000

Total	6,000,000

Subject to the conditions precedent specified in the underwriting agreement, the underwriters are obligated to take and pay for all of the shares of Preferred Stock offered if any shares of the Preferred Stock are taken. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of Preferred Stock may be terminated.

Underwriting Discount and Commissions and Offering Expenses

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per share from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.45 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total underwriting discount and commissions to be paid to the underwriters by the Company with respect to shares offered hereby.

Per Share
Purchase Price	$25.0000
Underwriting discounts and commissions to be paid by us	$0.7875
Proceeds before expenses to us	$24.2125

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $171,500 for expenses, excluding underwriting discount and commissions.

Listing; New Issue of Preferred Stock

The Preferred Stock has no established trading market. We have applied to list the Preferred Stock on Nasdaq under the symbol “TCBIP”. If the application is approved, trading of the Preferred Stock on Nasdaq is expected to begin within 30 days after the original issuance date of the Preferred Stock. Even if the Preferred Stock is listed, there may be little or no secondary market for the Preferred Stock. Even if a secondary market for the Preferred Stock develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. The underwriters have advised us that they presently intend to make a market in the Preferred Stock as permitted by applicable laws and regulations but they have no obligation to do so and may discontinue market-making at any time without providing any notice.

No Sale of Similar Securities

We have agreed for a period of 90 days from the date of this prospectus supplement that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our other securities, which are substantially similar to the Preferred Stock.

Indemnification and Contribution

We have agreed to indemnify the several underwriters and their respective affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

Price Stabilization and Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares of our Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Preferred Stock made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Preferred Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Preferred Stock. As a result, the price of our Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Affiliations with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of the Preferred Stock will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the Preferred Stock that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of the Preferred Stock may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a)(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Stock shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any Preferred Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any Preferred Stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Preferred Stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any Preferred Stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Preferred Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Preferred Stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any Preferred Stock to be offered so as to enable an investor to decide to purchase any Preferred Stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for us by Winstead PC. The legality of the shares offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of TCBI appearing in TCBI’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein) and the effectiveness of TCBI’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and TCBI’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$250,000,000

TEXAS CAPITAL BANCSHARES, INC.

Senior Debt Securities

Subordinated Debt Securities

Convertible Debt Securities

Preferred Stock

Common Stock

Warrants

Units

Texas Capital Bancshares, Inc. may offer and sell, from time to time, in one or more offerings, senior debt securities, subordinated debt securities, convertible debt securities, preferred stock, common stock, warrants or units. This prospectus provides a general description of the securities we may offer and the manner in which we will offer these securities. Supplements to this prospectus will describe the specific terms and manner of offering of the securities we actually offer. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities, unless it is accompanied by a prospectus supplement that describes those securities.

We may offer these securities from time to time in amounts, prices, and on other terms to be determined at the time of the offering. We may sell these securities to or through underwriters, to other purchasers or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TCBI.” You are urged to obtain current market prices for our common stock.

Our principal executive offices are located at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, and our telephone number is (214) 932-6600. Our Internet address is http://www.texascapitalbank.com.

These securities are speculative and involve a high degree of risk. You should carefully read this prospectus, any applicable prospectus supplement, our periodic reports and other information we file with the U.S. Securities and Exchange Commission and any information under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is October 25, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, after the SEC declares our registration statement effective, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000.

We may offer the following securities from time to time:

•	senior debt securities

•	subordinated debt securities

•	convertible debt

•	preferred stock

•	common stock

•	warrants

•	units

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in States where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended.

In this prospectus, “TCBI,” “we,” “our,” “ours,” and “us” refer to Texas Capital Bancshares, Inc., which is a financial holding company headquartered in Dallas, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Texas Capital Bank” or “Bank” mean Texas Capital Bank, National Association, which is our principal banking subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, TCBI and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about TCBI’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to TCBI and its subsidiaries, including Texas Capital Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus. TCBI undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the date of this prospectus. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate TCBI. Any investor in TCBI should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

ABOUT TEXAS CAPITAL BANCSHARES, INC.

Texas Capital Bancshares, Inc., a financial holding company, is the parent of Texas Capital Bank, National Association, a national bank headquartered in Dallas, with banking offices in Dallas, Houston, Fort Worth, Austin and San Antonio, the state’s five largest metropolitan areas. TCBI offers a variety of banking products and services to our customers. We have focused on organic growth of Texas Capital Bank and on quality loan and deposit relationships. We are primarily a secured lender, and, as a result, we have experienced a low percentage of charge-offs relative to both total loans and non-performing loans since inception. Our loan portfolio is diversified by industry, collateral and geography in Texas.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Statements in or portions of a future document incorporated by reference in this prospectus, including without limitation those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

There has not been any material change in the risk factors previously disclosed in the Company’s 2011 Form 10-K for the fiscal year ended December 31, 2011. Additionally, the following risks associated with our industry were included in our prospectus supplement dated September 18, 2012.

The earnings of financial services companies are significantly affected by general business and economic conditions. As a financial services company, our operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, economic conditions in foreign markets, political issues, legislative and regulatory changes, fluctuation in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which we operate, all of which are beyond our control. Continued weakness or further deterioration in economic conditions could result in decreases in loan collateral values and increases in loan delinquencies, non-performing assets and losses on loans and other real estate acquired through foreclosure of loans. Industry conditions, competition and the performance of our bank could also result in a decrease in demand for our products and services, among other things, any of which could have a material adverse impact on our results of operations and financial condition.

We are subject to extensive government regulation and supervision. We are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders or debtholders. Federal regulation is also designed to cause the banking system to support governmental policies that may not be beneficial to our bank. These regulations affect our lending practices, capital structure, investment practices, accounting, financial reporting, dividend policy, operations and growth, among other things. These regulations also impose obligations to maintain appropriate policies, procedures and controls, among other things, to detect, prevent and report money laundering and terrorist financing and to verify the identities of our customer. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. The changes in regulation and requirements imposed on financial institutions, such as the Dodd-Frank Act and Basel III accords, could subject us to additional costs, impose requirements for additional capital, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Over a year after the adoption of the Dodd-Frank Act, there are still many related regulations that have not been written, so the effects of those are unknown at this time. In addition, from time to time we receive inquiries from our regulators regarding, among other things, lending practices, reserve methodology, interest rate and operational risk management, regulatory and financial accounting practices and policies and related matters. Any change to our practices or policies requested or required by our regulators, or any changes in interpretation of regulatory policy applicable to our businesses, may have a material adverse effect on our business, results of operations, financial condition, credit quality or regulatory capital.

We expend substantial effort and incur costs to improve our systems, controls, accounting, operations, information security, compliance, audit capabilities, staffing and training in order to satisfy regulatory requirements, but the regulatory authorities may determine that such efforts are insufficient. Failure to comply with relevant laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. In addition, the FDIC has imposed higher general and special assessments on deposits based on general industry conditions and as a result of changes in specific programs, and there is no restriction on the amount by which the FDIC may increase deposit assessments in the future. Any increase in FDIC assessments could affect our earnings to a significant degree, and the industry may be subject to additional assessments, fees or taxes.

Furthermore, Sarbanes-Oxley, and the related rules and regulations promulgated by the SEC and Financial Industry Regulatory Authority (“FINRA”) that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, we have experienced, and may continue to experience, greater compliance costs.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes.

We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments or we may hold the net proceeds in deposit accounts in our subsidiary bank.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for all of the periods shown below. For purposes of computing these ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits. We paid dividends on preferred stock only during 2009. In the other periods presented below our ratio of earnings to combined fixed charges and preference dividends for those periods is identical to the ratio of earnings to fixed charges. On January 16, 2009, we completed the issuance of $75 million of perpetual preferred stock and related warrants under the U.S. Department of Treasury’s voluntary Capital Purchase Program. We repurchased the preferred stock in May 2009. The $3.9 million accelerated deemed dividend in connection with the repurchase, combined with the preferred dividend of $523,000 for the second quarter of 2009 and the preferred dividend of $930,000 paid in the first quarter of 2009, resulted in a total dividend and reduction of earnings available to common stockholders of $5.4 million for the year ended December 31, 2009.

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges
Including interest on deposits	9.11x	6.56x	2.41x	1.68x	1.38x	1.32x
Excluding interest on deposits	21.36x	19.59x	8.98x	3.26x	2.45x	2.60x

SELECTED FINANCIAL DATA

In accordance with our adoption of Accounting Standards Update 2011-12 effective in the first quarter of 2012 and the subsequent filing of this registration statement, we have included the below table showing our historical annual financial statements in the newly adopted format. Our other comprehensive income (“OCI”) includes only the change in unrealized gain (loss) on available-for-sale securities and the amounts for 2011 and 2010 are immaterial decreases which resulted from the continued decrease in our securities portfolio. The 2009 amount was a gain of $4.2 million and was the result of the decrease in market interest rates, driving an increase in the fair value of our securities. We did not purchase any new securities in 2009, 2010, or 2011.

TEXAS CAPITAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(In thousands except per share data)

	Year ended December 31
	2011	2010	2009
Interest income
Interest and fees on loans	$314,753	$270,003	$229,500
Securities	6,458	9,481	13,578
Federal funds sold	37	210	31
Deposits in other banks	352	116	44

Total interest income	321,600	279,810	243,153
Interest expense
Deposits	14,950	33,309	37,824
Federal funds purchased	602	1,097	2,404
Repurchase agreements	10	10	53
Other borrowings	528	48	1,949
Trust preferred subordinated debentures	2,573	3,672	4,232

Total interest expense	18,663	38,136	46,462

Net interest income	302,937	241,674	196,691
Provision for credit losses	28,500	53,500	43,500

Net interest income after provision for credit losses	274,437	188,174	153,191
Non-interest income
Service charges on deposit accounts	6,480	6,392	6,287
Trust fee income	4,219	3,846	3,815
Bank owned life insurance (BOLI) income	2,095	1,889	1,579
Brokered loan fees	11,335	11,190	9,043
Equipment rental income	1,905	4,134	5,557
Other	6,198	4,812	2,979

Total non-interest income	32,232	32,263	29,260
Non-interest expense
Salaries and employee benefits	100,535	85,298	73,419
Net occupancy expense	13,657	12,314	12,291
Leased equipment depreciation	1,482	3,297	4,319
Marketing	11,109	5,419	3,034
Legal and professional	14,996	11,837	11,846
Communications and technology	9,608	8,511	6,510
FDIC insurance assessment	7,543	9,202	8,464
Allowance and other carrying costs for OREO	9,586	10,404	10,345
Other	19,685	17,206	15,314

Total non-interest expense	188,201	163,488	145,542

Income from continuing operations before income taxes	118,468	56,949	36,909
Income tax expense	42,366	19,626	12,522

Income from continuing operations	76,102	37,323	24,387
Loss from discontinued operations (after-tax)	(126)	(136)	(235)

Net income	75,976	37,187	24,152
Preferred stock dividends	—	—	5,383

Net income available to common shareholders	$75,976	$37,187	$18,769

Basic earnings per common share
Income from continuing operations	$2.04	$1.02	$0.56
Net income	$2.03	$1.02	$0.55
Diluted earnings per common share
Income from continuing operations	$1.99	$1.00	$0.55
Net income	$1.98	$1.00	$0.55
Other comprehensive income
Unrealized gain (loss) on available-for-sale securities arising during period, before tax	$(974)	$(1,246)	$6,609
Income tax benefit related to unrealized gain (loss) on available-for-sale securities	(341)	(436)	2,313

Other comprehensive gain (loss), net of tax	(633)	(810)	4,296

Comprehensive income	$75,343	$36,377	$28,448

See accompanying notes to consolidated financial statements.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	senior debt securities

•	subordinated debt securities

•	convertible debt

•	preferred stock

•	common stock

•	warrants

•	units

If we issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

This prospectus may not be used to sell securities, unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus, or “Debt Securities,” will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities, or “Senior Debt Securities,” or our subordinated debt securities, or “Subordinated Debt Securities.” The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, or the “Trustee.” Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

Because we are a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent upon their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since any right we have to receive any assets of our subsidiaries will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to us. Claims from creditors (other than us), on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to Texas Capital Bank would be subordinate in right of payment to deposits and to other indebtedness of Texas Capital Bank.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as referenced in the list of exhibits to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Your rights are defined by the terms of the Indentures, not the summary provided in this prospectus or a prospectus supplement. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular articles or sections or defined terms of the Indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 2.05). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

•	whether the Debt Securities will be issued as registered securities, bearer securities or a combination of both;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the dates on which the principal of the Debt Securities will mature;

•	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities or the method to determine each;

•	the place or places where payments on the Debt Securities will be payable;

•	whether the Debt Securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default or rights of holders upon an Event of Default;

•	whether the Debt Securities will be issued pursuant to a medium-term note program;

•

whether the Debt Securities are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

•	any other terms of the Debt Securities not prohibited by the Indenture (Section 2.05).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt Securities, including Original Issue Discount Securities bearing no interest or bearing interest which at the time of issuance is below market rate, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

The Senior Debt Securities will be our unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness whether existing at the date of the Senior Indenture or subsequently incurred. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our secured indebtedness and Senior Debt, including the Senior Debt Securities, whether existing at the date of the Senior Indenture or subsequently incurred (Article XIII of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

If stated in the applicable prospectus supplement, the Subordinated Debt Securities covered by that prospectus supplement will be intended to qualify as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System, or the Federal Reserve, for bank holding companies. The guidelines set forth specific criteria for Subordinated Debt Securities to qualify as Tier 2 Capital. Among other things that Subordinated Debt Securities must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•

not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Denomination, Exchange and Transfer

The Debt Securities of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.08).

Registered securities of any series that are not Global Securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of Debt Securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We will appoint the Trustee as security registrar for each Indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities. The Debt Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 2.06). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 4.02).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 2.09).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security, unless its terms so expressly permit, may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Section 2.17).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 2.17). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest payment date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the regular record date for such interest (Section 2.14).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 4.02).

Subject to any applicable abandoned property law, all money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 11.05).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 10.01).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given, as provided in such Indenture;

(6) any judgment or decree for the payment of money in excess of an amount to be determined at the time the series of Debt Securities are created is entered against us or any Restricted Subsidiary remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(7) certain events of bankruptcy, insolvency or reorganization affecting us or any Restricted Subsidiary. (Section 6.01).

Except as may be summarized in a prospectus supplement and set forth in a supplemental indenture or the board resolution creating a series of Debt Securities, if an Event of Default (other than an Event of Default with respect to TCBI described in clause (7) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to TCBI described in clause (7) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any

Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 6.01). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 6.04). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 6.06).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 6.04).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 6.04).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 4.06).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

•	reduce the principal amount of, or any premium or interest on, any Debt Security;

•	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

•

modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification, amendment or waiver (Section 9.02).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 6.06). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 6.06).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

•

the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

•

if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

•

the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in the first two bullet points above, of the amount described in such clause).

Certain Debt Securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding (Section 8.03).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article XI).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 11.02, relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance.

The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

•

we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

•

no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (7) under “— Events of Default,” at any time until 121 days after such deposit;

•	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•

in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

•

we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Section 11.03).

Covenant Defeasance.

The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (5) and (6) under “— Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements listed in the last four bullet points above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Section 11.02).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Section 12.03).

Title

We, the Trustees and any of our agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 8.03).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles (Section 12.04).

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our certificate of incorporation, as amended, we have authority to issue up to 10 million shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued and outstanding as of the date hereof. We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 40,587,532 shares were outstanding as of October 23, 2012.

Preferred Stock

If we offer to sell newly-issued preferred stock, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors would have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

If we offer to sell newly-issued preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters with respect to which the holders of our common stock are entitled to vote. Our common stock has no preemptive or conversion rights and is not subject to redemption. Holders of our common stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors and payment of liquidation preferences on preferred stock, the holders of our common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them. The holders of shares of our common stock are entitled to such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor, subject to certain limitations under the Delaware General Corporation Law, or DGCL. We have not paid dividends on our common stock to date, and we do not anticipate paying dividends in the near future. However, the payment of dividends on our common stock is subject to the prior rights of the holders of any preferred stock. Payment of dividends on both our common stock and any preferred stock, will be dependent upon, among other things, our earnings and financial condition, our cash flow requirements and the prevailing economic and regulatory climate.

Anti-Takeover Provisions.

Certain provisions included in our certificate of incorporation, as amended, our amended and restated bylaws, as amended, as well as certain provisions of the DGCL and federal law, may discourage or prevent potential acquisitions of control of us. These provisions are more fully set forth in our Registration Statement on Form 10, as amended, which was filed with the SEC on August 24, 2000, and is incorporated by reference into this prospectus.

Restrictions on Ownership.

The Bank Holding Company Act of 1956, the “BHC Act,” generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock, control over the election of a majority of the directors, or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as TCBI, could constitute acquisition of control of the bank holding company.

Listing.

Our common stock is listed on the Nasdaq Global Select Market.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

Warrants

On January 16, 2009, in connection with the U.S. Department of Treasury’s voluntary capital purchase program, we issued warrants to purchase 758,086 shares of our Common Stock at $14.84 per share. These warrants expire on January 16, 2019 and are still outstanding. We may issue additional warrants for the purchase of common stock. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units. The prospectus supplement will describe the specific terms of the units offered through that prospectus supplement and any general terms outlined in this section that will not apply to those units.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We may distribute our securities from time to time in one or more transactions at: (1) a fixed price or prices, which may be changed, (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale, or (4) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against contribution toward civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, the persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8.00% of the aggregate gross sales proceeds of any shares of common stock offered hereby.

Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on Nasdaq Global Select Market, subject to official notice of issuance.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended (which we refer to as “ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Winstead PC. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TCBI appearing in TCBI’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein) and the effectiveness of TCBI’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and TCBI’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http:/www.texascapitalbank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

Our Current Reports on Form 8-K and 8-K/A filed with the SEC on March 22, 2012, April 26, 2012, May 16, 2012, July 25, 2012, July 25, 2012, July 27, 2012, July 27, 2012, September 21, 2012 and October 25, 2012; and

•	The description of our common stock contained in our Registration Statement on Form 10 filed on August 24, 2000.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to Texas Capital Bancshares, Inc., 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, Attention: Myrna Vance (telephone: 214-932-6600).

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information.

Texas Capital Bancshares, Inc.

6,000,000 Shares

6.50% Non-Cumulative Perpetual Preferred Stock,

Series A

Prospectus Supplement

March 21, 2013

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan

Co-Manager

Deutsche Bank